UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 12, 2013

Progenics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23143	13-3379479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York		10591
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code (914) 789-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Progenics Pharmaceuticals, Inc. directors Charles A. Baker and Kurt W. Briner did not stand for re-election to the Board at the Company's 2013 Annual Meeting of Stockholders held on June 12, at which time they ceased to be directors of the Company. Progenics expresses its appreciation for their over three decades of cumulative service as directors and Board committee leaders.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 12, upon approval of the Company's stockholders as reported in Item 5.07 below, Progenics amended its Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock thereunder from 80 million to 160 million.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the Annual Meeting, stockholders voted on (i) the election of directors, (ii) an advisory vote on the compensation of the Company's named executive officers, (iii) amendment of the Company's charter to increase the number of authorized common shares from 80 million to 160 million, (iv) amendment of its 2005 Stock Incentive Plan to increase the number of common shares available for issuance from 8,450,000 to 10,450,000, and (v) ratification of the Board of Directors' selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2013. The number of votes cast for and against, and abstentions and broker non-votes with respect to each matter are set forth below.

	For	Against	Abstain	Broker Non-Votes
1. Election of Directors				6,892,259
Mark R. Baker	40,049,784	447,809	11,438
Peter J. Crowley	40,077,128	420,615	11,288
Stephen P. Goff	40,321,284	174,718	13,029
Paul J. Maddon	39,545,970	952,365	10,696
David A. Scheinberg	40,328,569	167,433	13,029
Nicole S. Williams	40,374,109	127,817	7,105

2. Advisory vote on compensation of named executive officers	40,210,580	287,188	11,263	6,892,259

3. Charter amendment	29,748,753	17,558,796	93,741	0

4. Stock Incentive Plan amendment	39,724,787	774,982	9,262	6,892,259

5. Ratification of selection of Ernst & Young LLP	47,218,672	146,264	36,354	0

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGENICS PHARMACEUTICALS, INC.
By:	/s/ ANGELO W. LOVALLO, JR.
Angelo W. Lovallo, Jr.
Vice President, Finance & Treasurer
(Principal Financial and Accounting Officer)

Date:  June 13, 2013